UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

August 15, 2012
Date of report (date of earliest event reported)

STEINER LEISURE LIMITED
(Exact name of registrant as specified in its charter)

Commonwealth of The Bahamas
(State or other jurisdiction of incorporation)

0-28972	98-0164731
(Commission File Number)	(IRS Employer Identification No.)

Suite 104A, Saffrey Square
P.O. Box N-9306
Nassau, The Bahamas	Not Applicable
(Address of principal executive offices)	(Zip Code)

(242) 356-0006
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 15, 2012, Steiner U.S. Holdings, Inc., a wholly-owned subsidiary of Steiner Leisure Limited (the "Company"), entered into the First Amendment to Amended and Restated Credit Agreement (the "Amendment") with SunTrust Bank, as administrative agent, the several banks and other financial institutions and lenders thereto amending the Amended and Restated Credit Agreement, dated as of November 1, 2011 (the "Credit Facility"). The Amendment (i) increases the capital expenditures permitted under the Credit Facility for 2012 from $25.0 million to $30.0 million and (ii) increases the aggregate amount of restricted payments permitted in the form of capital stock repurchases made by the Company and its subsidiaries in any fiscal year from $25 million to $40 million. All other terms of the Credit Facility remain unchanged. See the Company's Current Report on Form 8-K, dated November 1, 2011, for a description of the Credit Facility.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.38 and which is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No. Description

10.38 First Amendment to Amended and Restated Credit Agreement, dated as of August 15, 2012, by and among Steiner U.S. Holdings, Inc., SunTrust Bank, as administrative agent, and the several banks and other financial institutions and lenders thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEINER LEISURE LIMITED

Date: August 20, 2012	/s/ Leonard I. Fluxman
Leonard I. Fluxman
President and Chief Executive Officer